EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of NN, Inc.  of our report dated March 15, 2011 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in NN, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2010.

/s/ PricewaterhouseCoopers LLP
Raleigh, North Carolina
May 25, 2011